Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025.
Etao International Co., Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Etao International Co., Ltd.
effective at the opening of the trading session on August 18, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).The Company was notified of the Staff determination on December 13, 2025. On December 19, 2023 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On March 12,2024 the hearing was held. On March 27,2024 the Panel reached a decision and a Decision letter was issued on March 28,2024. On April 26,2024, Staff issued an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5250(c)(2)and 5550(b)(1).
On May 6, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on May 8, 2024. The Staff determination to delist the Company security became final on July 19, 2024.